Exhibit 99.2
ADOPTION AND APPROVAL BY THE COMMISSIONER
OF FINANCIAL INSTITUTIONS
     The Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (the “Commissioner”), in the exercise of his powers under the Puerto Rico Banking Act and under the Financial Institutions Commissioner’s Office Act, hereby adopts and approves the foregoing ORDER.
     The Commissioner and R-G Premier Bank of Puerto Rico, Hato Rey, Puerto Rico (the “Bank”), agree that upon issuance of the said ORDER by the Federal Deposit Insurance Corporation such ORDER shall be binding as between the Bank and the Commissioner with the same legal effect and to the same degree that such ORDER would be binding on the Bank if the Commissioner had issued a separate ORDER, pursuant to the provisions of Section 28 of the Banking Act, title 7 of the Laws of Puerto Rico annotated Section 151, that included and incorporated all of the provisions of the foregoing ORDER.
     The Commissioner and the Bank further agree that the provisions of this ORDER shall remain effective and enforceable by the Commissioner against the Bank except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the Commissioner.
     In San Juan, Puerto Rico, on October 23, 2009.

/s/ ALFREDO PADILLA
Alfredo Padilla
Commissioner of Financial Institutions

Acknowledged: R-G Premier Bank of Puerto Rico
By:	/s/ JUAN AGOSTO ALICEA
Title Chairman of the Board of Directors